Exhibit 4.9

Certain confidential information contained in this document, marked by [***], has been omitted because such information is both not material and is the type that the Company customarily and actually treats that as private or confidential.

EMPLOYMENT AGREEMENT 服务协议

This EMPLOYMENT AGREEMENT (hereinafter known as the “Agreement”) is entered into effect on May 1, 2023, by and between ICZOOM Group Inc., an exempted company incorporated and existing under the laws of the Cayman Islands (herein after known as the “Company”) and Mr. Lei Xia with passport number [***].

本雇佣协议（以下简称“协议”）于2023年5月1日由ICZOOM Group Inc.,（根据开曼群岛法律成立并存续的一家豁免公司,以下简称“ICZOOM”）与夏磊先生(美国公民，护照号码[***])之间订立。

RECITALS 原侧

WHEREAS, the Company desires to employ Mr. Lei Xia as the Chief Executive Officer during the term of Employment (as defined below) and under the terms and conditions of the Agreement;

鉴于，公司希望在雇佣期间（定义见下文）和协议所包含的条款和条件内聘用夏磊先生为首席执行官；

WHEREAS, the Chief Executive Officer desires to be employed by the Company during the term of Employment and assure himself of the services under the terms and conditions of the Agreement;

鉴于，首席执行官希望在雇佣期间和本协议的条款和条件下被公司雇佣；

1.	EMPLOYMENT 雇佣

The Company hereby agrees to employ the Chief Executive Officer and the Chief Executive Officer hereby accepts such employment, on the terms and conditions hereinafter set forth (hereinafter known as the “Employment”).

本公司特此同意雇用首席执行官，首席执行官据此接受上述所述的条款和条件（“雇用”）。

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2.	TERM 任期

Subject to the terms and conditions of the Agreement, the initial term of the Employment shall be 36 months, commencing on May 1,2023 (hereinafter known as the “Effective Date”) and ending on April 30, 2026 (hereinafter known as the “Initial Term”), unless terminated earlier pursuant to the terms of the Agreement. Upon expiration of the Initial Term of the Employment, the Employment shall be automatically extended for successive periods of 24 months each (each, an “Extension Period”) unless either party shall have given 30 days advance written notice to the other party, in the manner set forth in Section 18 below, prior to the end of the Extension Period in question, that the term of this Agreement that is in effect at the time such written notice is given is not to be extended or further extended, as the case may be (the period during which this Agreement is effective being referred to hereafter as the “Term”).

根据协议的条款和条件，雇佣的初始期限为36个月，自2023年5月1日（“生效日期”）开始，至2026年4月30日（“初始期限”）结束，除非根据协议条款提前终止。雇用的初始期限届满后，除非合同的任何一方提前30天书面通知另一方，否则该雇佣关系将自动连续延期每个24个月（每个“扩展期”）。在相关扩展期结束之前，下文第19条规定的方式是，在发出此类书面通知时有效的本协议期限，视具体情况而定，不得延长或进一步延长是（本协议生效的期间，以下称为“条款”）。

3.	POSITION AND DUTIES 职位

(a)	During the Term, Mr. Lei Xia shall serve as the Chief Executive Officer t of the Company or in such other position or positions with a level of duties and responsibilities consistent with the foregoing with the Company and/or its subsidiaries and affiliated entities as the board of directors of the Company (hereinafter known as the “Board”) may specify from time to time and shall have the duties, responsibilities and obligations customarily assigned to individuals serving in the position or positions in which the Chief Executive Officer serves hereunder and as assigned by the Board, or with the Board’s authorization, by the Company’s Chief Executive Officer.

在任期内，夏磊先生应担任公司的首席执行官，或在与公司和/或其子公司和关联实体作为董事会的其他职务上，具有与上述规定相一致的职责和责任公司董事（以下简称“董事会”）可能会不时指定，并应履行通常分配给在首席执行官担任的职务或董事会所任命的职务中所承担的职责，责任和义务，或经董事会授权，由公司首席执行官执行。

(b)	The Chief Executive Officer agrees to serve without additional compensation, if elected or appointed thereto, as a director of the Company or any subsidiaries or affiliated entities of the Company (collectively, the “Group”) and as a member of any committees of the board of directors of any such entity, provided that the Chief Executive Officer is indemnified for serving in any and all such capacities on a basis no less favourable than is currently provided to any other director of any member of the Group.

首席执行官同意，如经选举或任命，则无须额外补偿即可担任公司董事或公司的任何子公司或关联实体（以下统称“集团”），并担任公司任何委员会的成员任何此类实体的董事会，但按首席执行官因在上述各种职务中担任职务而获得的待遇低于目前提供给本集团任何其他成员的其他董事的身份，则可得到补偿。

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(c)	The Chief Executive Officer agrees to serve without additional compensation, if elected or appointed thereto, as a director of the Company or any subsidiaries or affiliated entities of the Company (collectively, the “Group”) and as a member of any committees of the board of directors of any such entity, provided that The Chief Executive Officer is indemnified for serving in any and all such capacities on a basis no less favourable than is currently provided to any other director of any member of the Group.

首席执行官同意，如经选举或任命，则无须额外补偿即可担任公司董事或公司的任何子公司或关联实体（以下统称“集团”），并担任公司任何委员会的成员任何此类实体的董事会，只要首席执行官因在上述各种职务中担任职务而获得的待遇不低于目前提供给本集团任何其他成员的其他董事的身份，则可得到赔偿。

4.	NO BREACH OF CONTRACT 违约

The Chief Executive Officer hereby represents to the Company that: (i) the execution and delivery of the Agreement by The Chief Executive Officer and the performance by The Chief Executive Officer of The Chief Executive Officer’s duties hereunder shall not constitute a breach of, or otherwise contravene, the terms of any other agreement or policy to which The Chief Executive Officer is a party or by which The Chief Executive Officer is otherwise bound, except that The Chief Executive Officer does not make any representation with respect to agreements required to be entered into by and between The Chief Executive Officer and any member of the Group pursuant to the applicable law of the jurisdiction in which The Chief Executive Officer is based, if any; (ii) that The Chief Executive Officer is not in possession of any information (including, without limitation, confidential information and trade secrets) the knowledge of which would prevent The Chief Executive Officer from freely entering into the Agreement and carrying out his/her duties hereunder; and (iii) that The Chief Executive Officer is not bound by any confidentiality, trade secret or similar agreement with any person or entity other than any member of the Group.

首席执行官特此向公司表示：（i）首席执行官执行和交付协议以及首席执行官履行首席执行官在本协议项下的职责，并不构成违反或以其他方式违反任何其他协议的条款首席执行官为订约方或执行方受其约束的政策或政策，但首席执行官与本集团任何成员之间根据本协议订立的协议不作任何陈述行政人员所在司法管辖区的适用法律（如果有）； （ii）首席执行官不掌握任何信息（包括但不限于机密信息和商业秘密），而这些信息会妨碍首席执行官自由订立协议并履行其在本协议下的职责； （iii）首席执行官不受与本集团任何成员以外的任何个人或实体的任何保密，商业秘密或类似协议的约束。

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5.	LOCATION 地点

The Chief Executive Officer will be based in China (including Hong Kong) or any other location selected by the Chief Executive Officer at his convenience of work during the Term.

首席执行官将在任期内在中国（包括香港）或者其他根据工作便利的要求由首席执行官所选的任何其他地点常驻办公。

6.	COMPENSATION AND BENEFITS 薪酬

(a)	Cash Compensation. As compensation for the performance by The Chief Executive Officer of his/her obligations hereunder, during the Term, the Company shall pay The Chief Executive Officer cash compensation (exclusive of the statutory benefit contributions that the Company is required to set aside for the Chief Executive Officer under applicable law), subject to annual review and adjustment by the Board or any committee designated by the Board. The remuneration of The Chief Executive Officer shall be $180,000 per year, ($15,000 per month). The compensation $15,000 shall be paid by one of the Group’s affiliates located in Shenzhen. The above monthly compensation shall be paid on no later than the 10th day of next month.

(b)	现金工资。 作为首席执行官员履行其在本协议项下的义务的薪酬，在有效期内，公司应根据执行法律规定支付首席执行官现金待遇（不包括根据适用法律要求公司留给首席执行官的法定福利金） 现金待遇可经董事会或董事会指定的任何委员会年度绩效评估进行调整。薪酬应为每年180,000美元 (每月合计发放15,000美元). 以上年度薪酬集团将通过下述全资子公司承担和支付，每月支付美元15,000。当月薪酬于下月10号前支付到指定账户。

(c)	Equity Incentives. During the Term, the Chief Executive Officer shall be eligible to participate, at a level comparable to similarly situated other eexecutive of the Company, in such long-term compensation arrangements as may be authorized from time to time by the Board, including any share incentive plan.

股权激励。 在任期内，首席执行官有资格参予与公司类似位置的长期股权激励安排，包括公司的任何股权激励计划。

(d)	Benefits. During the Term, the Chief Executive Officer shall be entitled to participate in all of the employee benefit plans and arrangements made available by the Company to its similarly situated officers, including, but not limited to, any retirement plan, medical insurance plan and travel/holiday policy, subject to and on a basis consistent with the terms, conditions and overall administration of such plans and arrangements。 The Company shall reimburse all business-related expenses include but not limited to hotel, transportation and etc. The Company has to insurance on the responsibility for the Chief Executive Officer.

福利。 在任期内，首席执行官有权获得或参与公司提供给其位置相似的高管的所有雇员福利计划和安排，包括但不限于任何退休福利，医疗保险和差旅/假期等员工福利政策。 该福利计划遵从该计划和安排的条款，条件和整体执行相一致的基础。公司需要承担首席执行官所有差旅产生的费用，包括但不限于酒店住宿费用,交通费等等。公司需要对首席执行官购买责任保险。

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7.	TERMINATION OF THE AGREEMENT 终止雇佣

The Employment may be terminated as follows: 可以如下终止雇佣关系：

(a)	Disability. The Employment shall terminate if the Chief Executive Officer has a disability, including any physical or mental impairment which, as reasonably determined by the Board, renders the Chief Executive Officer unable to perform the essential functions of his/her position at the Company, even with reasonable accommodation that does not impose an undue burden on the Company, for more than 180 days in any 12-month period, unless a longer period is required by applicable law, in which case that longer period shall apply.

残疾。 如果首席执行官有残疾，包括董事会合理确定的任何身体或精神上的障碍，致使首席执行官无法履行其在公司职位的基本职能，即使有合理的安排，如若在任何12个月的期间内，在超过180天的时间内对公司造成不当的负担，除非适用法律要求更长的期限，在这种情况下，可以按照适当的法律终止雇佣关系。

(b)	Good Reason. the Chief Executive Officer may terminate his/her employment hereunder for “Good Reason” upon the occurrence, without the written consent of The Chief Executive Officer, of an event constituting a material breach of this Agreement by the Company that has not been fully cured within ten business days after written notice thereof has been given by the Chief Executive Officer to the Company setting forth in sufficient detail the conduct or activities the Chief Executive Officer believes constitute grounds for Good Reason, including but not limited to:

正当理由。 未经首席执行官书面同意，如果发生本公司严重违反本协议的重大事件，并在首席执行官的书面通知后十个工作日内未完全解决及纠正，则首席执行官可以根据“正当理由”终止其雇用关系。本条款详细说明了首席执行官认为构成正当理由的行为或活动，包括但不限于：

the failure by the Company to pay to the Chief Executive Officer any portion of The Chief Executive Officer’s current compensation or to pay to The Chief Executive Officer any portion of an instalment of deferred compensation under any deferred compensation program of the Company, within 5 business days of the date such compensation is due; or

公司未在指定工资支付日期后的5个工作日内根据公司的任何递延薪酬计划向首席执行官支付首席执行官当前薪酬的任何部分或未向首席执行官支付根据福利计划到期的未支付福利；或

any material breach by the Company of this Agreement.

公司对本协议的任何重大违反。

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(c)	Notice of Termination. Any termination of The Chief Executive Officer’s employment under the Agreement shall be communicated by written notice of termination (“Notice of Termination”) from the terminating party to the other party. The notice of termination shall indicate the specific provision(s) of the Agreement relied upon in effecting the termination.

终止通知。 根据本协议，首席执行官的任何解雇应通过解雇通知书（“解雇通知”）从另一方通知另一方。 终止通知应指明实施终止所依据的协议的特定条款。

(d)	Compensation upon Termination.

因终止雇佣关系产生的补偿。

(1)	Death. If The Chief Executive Officer’s employment is terminated by reason of The Chief Executive Officer’s death, the Company shall have no further obligations to the Chief Executive Officer under this Agreement and The Chief Executive Officer’s benefits shall be determined under the Company’s retirement, insurance and other benefit and compensation plans or programs then in effect in accordance with the terms of such plans and programs.

死亡。 如果高管人员的死亡是由于高管人员的死亡而终止的，则本公司根据本协议对高管人员没有进一步的义务，而高管人员的福利应根据当时有效的公司退休，保险和其他福利以及补偿计划或计划确定 按照此类计划和方案的条款。

(2)	By Company without Cause or by the Chief Executive Officer for Good Reason. If the Chief Executive Officer’s employment is terminated by the Company other than for Cause or by the Chief Executive Officer for Good Reason, the Company shall (i) continue to pay and otherwise provide to the Chief Executive Officer, during any notice period, all compensation, base salary and previously earned but unpaid incentive compensation, if any, and shall continue to allow the Chief Executive Officer to participate in any benefit plans in accordance with the terms of such plans during such notice period; and (ii) pay to The Chief Executive Officer, in lieu of benefits under any severance plan or policy of the Company, any such amount as may be agreed between the Company and The Chief Executive Officer.

公司无故或首席执行官根据“正当理由”条款终止雇佣关系。 如果首席执行官的雇佣因公司原因或因高管人员持上述“正当理由”而终止，公司应（i）在任何通知期内继续支付并以其他方式向高管人员提供所有报酬，基本工资和以前的工资 但未付的奖励金（如有），并应继续允许首席执行官在该通知期内按照计划的条款享有任何公司福利； （ii）向公司首席执行官支付公司的任何遣散或者辞退计划或政策下的赔偿金，或支付经公司与首席执行官之间商定的补偿金额。

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(3)	By Company for Cause or by the Chief Executive Officer other than for Good Reason. If The Chief Executive Officer’s employment shall be terminated by the Company for Cause or by the Chief Executive Officer other than for Good Reason, the Company shall pay the Chief Executive Officer his/her base salary at the rate in effect at the time Notice of Termination is given through the Date of Termination, and the Company shall have no additional obligations to the Chief Executive Officer under this Agreement.

公司有合理缘故或首席执行官提出非根据“正当理由”终止雇佣关系。 如果首席执行官的雇佣因公司合理原因或首席执行官提出除正当理由以外的其他原因而终止雇佣关系，则公司应支付首席执行官的工资至发出终止雇佣关系终止通知书后并雇佣关系正式终止的日期。除此之外， 根据本协议，公司对首席执行官没有其他义务。

8.	CONFIDENTIALITY AND NONDISCLOSURE 保密协议

(a)	Confidentiality and Non-Disclosure.

(1)	The Chief Executive Officer acknowledges and agrees that: (A) The Chief Executive Officer holds a position of trust and confidence with the Company and that his/her employment by the Company will require that The Chief Executive Officer have access to and knowledge of valuable and sensitive information, material, and devices relating to the Company and/or its business, activities, products, services, customers and vendors, including, but not limited to, the following, regardless of the form in which the same is accessed, maintained or stored: the identity of the Company’s actual and prospective customers and, as applicable, their representatives; prior, current or future research or development activities of the Company; the products and services provided or offered by the Company to customers or potential customers and the manner in which such services are performed or to be performed; the product and/or service needs of actual or prospective customers; pricing and cost information; information concerning the development, engineering, design, specifications, acquisition or disposition of products and/or services of the Company; user base personal data, programs, software and source codes, licensing information, personnel information, advertising client information, vendor information, marketing plans and techniques, forecasts, and other trade secrets (hereinafter known as the “Confidential Information”); and (B) the direct and indirect disclosure of any such Confidential Information would place the Company at a competitive disadvantage and would do damage, monetary or otherwise, to the Company’s business.

首席执行官同意：（A）首席执行官合理相信他/她在公司的雇佣将允许首席执行官接触并知悉有价值的敏感信息，与公司和/或其业务，活动，产品，服务，客户和供应商有关的材料和设备，包括但不限于以下内容，无论以何种形式访问，维护或存储它们：公司实际和潜在客户及其代表（如适用）的身份；公司先前，当前或未来的研究或开发活动；公司向客户或潜在客户提供或提供的产品和服务，以及执行或将要执行的服务的方式；实际或潜在客户的产品和/或服务需求；定价和成本信息；有关公司产品和/或服务的开发，工程，设计，规格，获取或处置的信息；用户基础的个人数据，程序，软件和源代码，许可信息，人员信息，广告客户信息，供应商信息，营销计划和技术，预测以及其他商业秘密（“机密信息”）； （B）直接或间接披露任何此类机密信息将使公司处于竞争劣势，并对公司业务造成金钱或其他方面的损害。

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(b)	Third Party Information in the Company’s Possession. The Chief Executive Officer recognizes that the Company may have received, and in the future may receive, from third parties their confidential or proprietary information subject to a duty on the Company’s part to maintain the confidentiality of such information and to use it only for certain limited purposes. The Chief Executive Officer agrees that The Chief Executive Officer owes the Company and such third parties, during the Term and thereafter, a duty to hold all such confidential or proprietary information in strict confidence and not to disclose such information to any person or firm, or otherwise use such information, in a manner inconsistent with the limited purposes permitted by the Company’s agreement with such third party.

公司拥有的第三方信息。首席执行官认识到，公司可能已经并且将来可能会从第三方接收其机密或专有信息，但公司有责任维护此类信息的机密性并将其仅用于某些有限的目的。首席执行官同意，在执行期间及其后，首席执行官有责任对公司和第三方所有此类机密或专有信息严格保密，并且不得将此类信息透露给任何个人或公司，或以其他方式使用此类信息，其方式与公司与该第三方的协议所允许的有限目的相抵触。

9.	NON-COMPETITION AND NON-SOLICITATION 非竞争

(a)	Non-Competition. In consideration of the compensation provided to The Chief Executive Officer by the Company hereunder, the adequacy of which is hereby acknowledged by the parties hereto, The Chief Executive Officer agrees that during the Term and for a period of six months following the termination of the Employment for whatever reason, The Chief Executive Officer shall not engage in Competition (as defined below) with the Group. For purposes of this Agreement, “Competition” by The Chief Executive Officer shall mean The Chief Executive Officer’s engaging in, or otherwise directly or indirectly being employed by or acting as a consultant or lender to, or being a director, officer, employee, principal, agent, stockholder, member, owner or partner of, or permitting The Chief Executive Officer’s name to be used in connection with the activities of, any other business or organization which competes, directly or indirectly, with the Group in the Business; provided, however, it shall not be a violation for The Chief Executive Officer to become the registered or beneficial owner of up to five percent (5%) of any class of the capital stock of a publicly traded corporation in Competition with the Group, provided that The Chief Executive Officer does not otherwise participate in the business of such corporation.

不竞争。考虑到公司根据本协议向首席执行官提供的报酬，并据此获得双方的充分承认，首席执行官同意在任期内以及终止雇用后半年内的任何时间因此，首席执行官不得与本集团进行竞争（定义如下）。就本协议而言，首席执行官的“竞争”是指首席执行官从事或以其他方式直接或间接地受雇于其或担任其顾问，出借人，或担任其董事，高级职员，雇员，委托人，代理人，与任何直接或间接与本集团竞争的其他企业或组织的活动有关的股东，股东，成员，所有者或合伙人，或允许将首席执行官的名字用于该企业；但是，在首席执行官不参与该公司的业务前提下，并且首席执行官拥有不超过该与本公司构成竞争关系的公司任何类别股本的百分之五（5％），并不会违反该规定。

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(b)	Non-Solicitation; Non-Interference. During the Term and for a period of six months following the termination of The Chief Executive Officer’s employment for any reason, The Chief Executive Officer agrees that he/she will not, directly or indirectly, for The Chief Executive Officer’s benefit or for the benefit of any other person or entity, do any of the following:

不招揽；不干涉。在任期内以及因任何原因终止首席执行官的任职的6个月内，首席执行官同意，他/她将不会直接或间接地为首席执行官的利益或任何其他人的利益或实体，执行以下任一操作：

(1)	solicit or seek to solicit from any customer doing business with the Group during the Term business of the same or of a similar nature to the Business;

在定期业务中与该业务具有相同或相似性质的客户与本集团有业务往来的客户；或

(2)	solicit or seek to solicit from any known potential customer of the Group business of the same or of a similar nature to that which, whether or not has been the subject of a known written or oral bid, offer or proposal by the Group, or of substantial preparation with a view to making such a bid, proposal or offer;

向本集团业务的任何已知潜在客户招揽或寻求与该集团业务具有相同或相似性质的任何潜在客户，而不论该客户是否已成为本集团的已知书面或口头报价，要约或提议的对象，或进行实质性准备以进行此类出价，提议或要约；

(3)	solicit or seek to solicit the employment or services of, or hire or engage, any person who is employed or engaged by the Group;

征求或寻求征求本集团雇用或雇用的任何人的就业或服务，或雇用该人；

(4)	assume employment with or provide services to any competitors of the Group, or engage, whether as principal, partner, licensor or otherwise, any of the Group’s competitors, without the Group’s prior written consent; or

未经本集团事先书面同意，在本集团的任何竞争对手中受雇或为其提供服务，或以本集团的任何竞争对手的身份聘请本集团的任何竞争对手（无论是作为委托人，合伙人，许可人还是其他方式）；或

otherwise interfere with the business or accounts of the Group, including, but not limited to, with respect to any relationship or agreement between the Group and any vendor or supplier.

否则会干扰本集团的业务或账户，包括但不限于本集团与任何卖方或供商之间的任何关系或协议。

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10.	ENTIRE AGREEMENT 合同覆盖

The Agreement constitutes the entire agreement and understanding between The Chief Executive Officer and the Company regarding the terms of the Employment and supersedes all prior or contemporaneous oral or written agreements concerning such subject matter. The Chief Executive Officer acknowledges that he/she has not entered into the Agreement in reliance upon any representation, warranty or undertaking which is not set forth in the Agreement.

该协议构成了首席执行官与公司之间关于雇佣条款的完整协议和理解，并取代了之前或同期有关该主题的所有口头或书面协议。 首席执行官承认，他/她并未根据协议中未作任何陈述，保证或承诺而订立协议。

11.	GOVERNING LAW 适用法律果

The Agreement shall be governed by and construed in accordance with the law of the State of New York, U.S.A.

本协议应受美国纽约州法律的管辖并根据其解释。

12.	COUNTERPARTS

The Agreement may be executed in any number of counterparts, each of which shall be deemed an original as against any party whose signature appears thereon, and all of which together shall constitute one and the same instrument. The Agreement shall become binding when one or more counterparts hereof, individually or taken together, shall bear the signatures of all of the parties reflected hereon as the signatories. Photographic copies of such signed counterparts may be used in lieu of the originals for any purpose.

该协议可以在任何数量的对应方中执行，每一个对应方都应被视为是原有人，而不是其上签字的任何一方，并且所有这些共同构成一个相同的文书。 当本协议中的一个或多个对应方单独或合并在一起时，应具有在本协议上反映的所有当事方的签名，该协议具有约束力。 此类签名副本的照相副本或可代替原件用于任何目的。

[Remainder of the page intentionally left blank.]

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IN WITNESS WHEREOF, the Agreement has been executed as of the date first written above.

COMPANY 公司:	ICZOOM Group Inc.
a Cayman Islands exempted company

By:
	Title:	director

Chief Executive Officer 首席执行官:

	Name:	Lei Xia 夏磊

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